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Exhibit 99.4

        GLOBAL AVIATION HOLDINGS INC.
NORTH AMERICAN AIRLINES, INC.
WORLD AIRWAYS, INC.

Offer For All Outstanding

14% Senior Secured First Lien Notes due 2013

in exchange for

14% Senior Secured First Lien Notes due 2013
which have been registered under the
Securities Act of 1933, as amended

Pursuant to the Prospectus dated                                    , 2010

The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time on , 2010, unless extended (the "Expiration Date"). Tenders may be withdrawn prior to , New York City time, on the Expiration Date.

To Our Clients:

        Enclosed for your consideration is a Prospectus dated                  , 2010 and the related Letter of Transmittal and instructions thereto in connection with the offer, referred to as the Exchange Offer, of Global Aviation Holdings Inc., a Delaware corporation, North American Airlines, Inc., a Delaware corporation, and World Airways, Inc., a Delaware corporation (together, the "Issuers"), to exchange an aggregate principal amount of up to $159,498,000 of their 14% Senior Secured First Lien Notes due 2013, referred to as the Exchange Notes, for a like principal amount of their issued and outstanding 14% Senior Secured First Lien Notes due 2013, referred to as the Outstanding Notes, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

        We are the registered holder of Outstanding Notes held by us for your account. A tender of any such Outstanding Notes can be made only by us as the registered holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Outstanding Notes held by us for your account.

        Accordingly, we request instructions as to whether you wish us to tender any or all such Outstanding Notes held by us for your account pursuant to the terms and conditions set forth in the Prospectus and the Letter of Transmittal. We urge you to read the Prospectus and the Letter of Transmittal carefully before instructing us to tender your Outstanding Notes.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Outstanding Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time on                        , 2010, unless extended. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn only under the circumstances described in the Prospectus and the Letter of Transmittal.

        Your attention is directed to the following:

        1.     The Exchange Offer is for the entire aggregate principal amount of outstanding Outstanding Notes.

        2.     Consummation of the Exchange Offer is conditioned upon the terms and conditions set forth in the Prospectus under the caption "The Exchange Offer."

        3.     Tendering holders may withdraw their tender at any time until at 5:00 p.m., New York City time, on the Expiration Date.

        4.     Any transfer taxes incident to the transfer of Outstanding Notes from the tendering holder to the Issuers will be paid by the Issuers, except as provided in the Prospectus and the instructions to the Letter of Transmittal.

        5.     The Exchange Offer is not being made to, nor will the surrender of Outstanding Notes for exchange be accepted from or on behalf of, holders of Outstanding Notes in any jurisdiction in which the Exchange Offer or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        6.     The acceptance for exchange of Outstanding Notes validly tendered and not withdrawn and the issuance of Exchange Notes will be made as soon as practicable after the Expiration Date.

        7.     The Issuers expressly reserve the right, in their reasonable discretion and in accordance with applicable law, (i) to delay accepting any Outstanding Notes, (ii) to terminate the Exchange Offer and not accept any Outstanding Notes for exchange if it determines that any of the conditions to the Exchange Offer, as set forth in the Prospectus, have not occurred or been satisfied, (iii) to extend the expiration date of the Exchange Offer and retain all Outstanding Notes tendered in the Exchange Offer other than those notes properly withdrawn, or (iv) to waive any condition or to amend the terms of the Exchange Offer in any manner. In the event of any extension, delay, non-acceptance, termination, waiver or amendment, the Issuers will as promptly as practicable give oral or written notice of the action to the Exchange Agent and make a public announcement of such action. In the case of an extension, such announcement will be made no later than 5:00 p.m., New York City time on the next business day after the previously scheduled expiration date.

        8.     Consummation of the Exchange Offer may have adverse consequences to non-tendering Outstanding Note holders, including that the reduced amount of outstanding Outstanding Notes as a result of the Exchange Offer may adversely affect the trading market, liquidity and market price of the Outstanding Notes.

        9.     If you wish to have us tender any or all of the Outstanding Notes held by us for your account, please so instruct us by completing, executing and returning to us the instruction form that follows.

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GLOBAL AVIATION HOLDINGS INC.
NORTH AMERICAN AIRLINES, INC.
WORLD AIRWAYS, INC.

INSTRUCTIONS REGARDING THE EXCHANGE OFFER
WITH RESPECT TO THE
14% SENIOR SECURED FIRST LIEN NOTES DUE 2013
("OUTSTANDING NOTES")

        THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF YOUR LETTER AND THE ENCLOSED DOCUMENTS REFERRED TO THEREIN RELATING TO THE EXCHANGE OFFER OF GLOBAL AVIATION HOLDINGS INC. WITH RESPECT TO THE OUTSTANDING NOTES.

        THIS WILL INSTRUCT YOU WHETHER TO TENDER THE PRINCIPAL AMOUNT OF OUTSTANDING NOTES INDICATED BELOW HELD BY YOU FOR THE ACCOUNT OF THE UNDERSIGNED PURSUANT TO THE TERMS OF AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

☐ Please tender the Outstanding Notes held by you for my account, as indicated below.

☐ Please do not tender any Outstanding Notes held by you for my account.

Type	Aggregate Principal Amount Held for Account of Holder(s)	Principal Amount to be Tendered*
14% Senior Secured First Lien Notes due 2013

*	UNLESS OTHERWISE INDICATED, SIGNATURE(S) HEREON BY BENEFICIAL OWNER(S) SHALL CONSTITUTE AN INSTRUCTION TO THE NOMINEE TO TENDER ALL OUTSTANDING NOTES OF SUCH BENEFICIAL OWNER(S).

SIGN HERE

Signature(s)
Please print name(s)
Address
Area Code and Telephone Number
Tax Identification or Social Security Number
My Account Number with You
Date

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  Exhibit 99.4